EXHIBIT 99.1


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                         December 2, 1999


HOUSTON, TEXAS - BLUE DOLPHIN ENERGY COMPANY (NASDAQ SYMBOL: BDCO)

BLUE DOLPHIN COMPLETES ACQUISITION OF AMERICAN RESOURCES OFFSHORE, INC.

Blue Dolphin Energy Company announced today that it has completed the acquisition of a 75% ownership interest of American Resources Offshore, Inc. ("ARO") (NASD: GASS.OB), through its subsidiary Blue Dolphin Exploration Company. The purchase price for the ARO shares was approximately $4.5 million. Concurrently with the transaction, ARO sold an 80% interest in its Gulf of Mexico assets to Fidelity Oil Holdings, Inc., a subsidiary of MDU Resources Group, Inc. (NYSE: MDU). The proceeds received by ARO were used to retire certain indebtedness.

ARO's assets now consist of an average 6% non-operated working interest in eight producing properties and one proved undeveloped property along with leasehold interests in 34 additional offshore tracts, all located in the Gulf of Mexico offshore Louisiana and Texas. The properties currently have estimated proven reserves of approximately 5.8 billion cubic feet of natural gas equivalent. Blue Dolphin believes that significant probable and possible reserves and exploratory drilling opportunities also exist.

At the same time, Blue Dolphin announced that it had completed a $7,100,000 private placement, consisting of 1,016,667 shares of its common stock and a $1,000,000 convertible promissory note, the proceeds of which were used to partially finance the ARO acquisition. The shares issued at a price of $6.00 per share are not expected to be freely traded in the near future unless the purchasing shareholders exercise registration rights granted to them by the Company in connection with the private placement. The $1,000,000 Convertible Promissory Note issued to a related party is due June 1, 2000, bears interest at the rate of 10% per annum and is convertible into common stock at $6.60 per share.

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Ivar Siem, Chairman of Blue Dolphin, said "We are very pleased with the addition of ARO to the Blue Dolphin group and with the existing reserves and exploratory potential we believe ARO's assets offer. While the transaction is itself important to Blue Dolphin, it also represents a vital step in our strategy of increasing our exploration and production assets in the Gulf of Mexico. I am also particularly proud of the creativity and hard work Blue Dolphin's management team exhibited in bringing a difficult acquisition process to successful conclusion."

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

BLUE DOLPHIN ENERGY COMPANY is engaged in the gathering and transportation of natural gas and condensate, exploration and acquisition of oil and gas properties, and development of an offshore terminal and storage facility to handle crude oil and refined products. Questions should be directed to G. Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas,
(713) 227-7660. For further information see our home page at http://www.blue-dolphin.com.